Exhibit 99.1

MICROVISION SECURES $40 MILLION

COMMITTED EQUITY FINANCING FACILITY

REDMOND, Wash.— May 5, 2011—MicroVision, Inc. (Nasdaq: MVIS) today announced that it has secured a committed equity financing facility under which it may sell up to $40 million of its shares of common stock to Azimuth Opportunity, Ltd. over a 24-month period. MicroVision is not obligated to use the facility and remains free to enter into and consummate other equity and debt financing transactions.

“This type of facility has been a cost effective means for us to raise capital,” commented Jeff Wilson, Chief Financial Officer of MicroVision. “We raised $25.5 million under the first Azimuth facility and with 2.6 million shares remaining on that facility, we believe it is prudent to put this next facility in place and to keep our financing options open as we go forward.”

MicroVision will determine, at its sole discretion, the timing, dollar amount and floor price per share for any draw under this facility, subject to certain limitations. When and if MicroVision elects to use the facility, the number and price of shares sold in each draw will be determined by a contractual formula and the investor will purchase shares at a pre-negotiated discount to the volume-weighted-average price of MicroVision’s common stock over a multi-day pricing period. The actual amount of funds that can be raised under this facility will depend on the number of shares actually sold under the agreement and the market value of MicroVision’s stock during the pricing period of each sale.

MicroVision may not issue more than 21,018,431 shares in connection with the facility (including the shares issuable to the investor as partial consideration for its commitment to enter into the purchase agreement), which is less than 20% of MicroVision’s outstanding shares of common stock on May 3, 2011.

In consideration for Azimuth’s execution and delivery of the purchase agreement, MicroVision issued Azimuth 225,000 shares of its common stock. The issuance of these securities is exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) and Regulation D of the Securities Act.

Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC, will act as placement agent and receive a fee for its services at the time of any draw under the facility. The offer and sale of the shares of MicroVision’s common stock issuable under the facility have not been registered under the Securities Act.

Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. MicroVision has agreed to file within 60 days a registration statement on Form S-1, covering the resale of the common stock issued and issuable in accordance with the terms of the facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit us on:

Our company website: www.microvision.com

Our corporate blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/MicrovisionInc

YouTube: www.youtube.com/mvisvideo

Forward-looking Statements

Certain statements contained in this release, including those relating to MicroVision’s expectations regarding the use of the facility, the anticipated filing of a registration statement on Form S-1 to cover the resale of shares issued to the investor, and our commercialization and growth strategies, and those statements using words such as “expects”, “intends”, “plans”, “should”, “would”, “will” and “believe” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that MicroVision may not meet the conditions for sales under the facility; the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold pursuant to the use of the facility; the performance by the investor under the facility; capital market risks, our ability to raise additional capital when needed; our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Additional Information

Additional information relating to MicroVision can be found on EDGAR at www.sec.gov

Investor and Media Relations Contact:

Tiffany Bradford

(425) 882-6629

Email: tiffany_bradford@MicroVision.com